Exhibit 1

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY

(CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) 33.30029520-8

PUBLICLY-HELD COMPANY

EXCERPT OF ITEM (5) FROM THE MINUTES OF THE 52ND MEETING OF THE BOARD

OF DIRECTORS

HELD ON MAY 21, 2014

In my role as a secretary of the meeting of the Board of Directors, I hereby CERTIFY that item (5) of the Agenda of the Minutes of the 52nd Meeting of the Board of Directors of Oi S.A., held on May 21, 2014, at 10:00 a.m., at Praia de Botafogo, No. 300, 11th floor, suite 1101, Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro, reads as follows:

“Lastly, with respect to item (5) of the Agenda, the receipt of a letter dated April 30, 2014 was recorded, in which Emerson Tetsuo Miyazaki discloses his inability to take office as an alternate member for Carlos Augusto Borges on the Board of Directors of the Company, for which he was elected at the Company’s General Shareholders’ Meeting held on April 30, 2014. The Board Members unanimously decided, in accordance with article 150 of Law No. 6,404/76, to appoint Marcos Rocha de Araújo, Brazilian, married, economist, bearer of Identity Card (R.G.) No. 981.836, issued by SSP/DF, registered under individual taxpayers’ registry (CPF) No. 381.665.501-72, resident and domiciled in Brasilia, Federal District, with his business address at SCN, Quadra 02, Block A, No. 190, 12th floor, Asa Norte, Brasília, Federal District, to occupy that position of alternate member of the Board of Directors, for a term ending on the date of the General Shareholders’ Meeting of 2016. The elected Member declared that he is not involved in any of the crimes defined by law that would prevent him from performing the duties for which he was appointed, and provides the statement addressed in section 4 of article 147 of Law No. 6,404/76.”

The majority of the members of the Board of Directors was present and affixed their signatures: José Mauro Mettrau Carneiro da Cunha; Renato Torres de Faria; Fernando Magalhães Portella; Rafael Cardoso Cordeiro; José Valdir Ribeiro dos Reis; Alexandre Jereissati Legey; Carlos Augusto Borges; Cristiano Yazbek Pereira; Shakhaf Wine; Fernando Marques dos Santos; and Marcelo Almeida de Souza.

Rio de Janeiro, May 21, 2014.

José Augusto da Gama Figueira

Secretary